EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Vertex Pharmaceuticals Incorporated for the registration of 136,489 shares of its common stock and to the incorporation by reference therein of our reports dated March 8, 2006, with respect to the consolidated financial statements of Vertex Pharmaceuticals Incorporated, Vertex Pharmaceuticals Incorporated management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Vertex Pharmaceuticals Incorporated, included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

August 11, 2006